Exhibit 99.1

Contact:

Lisa Adler (media)

(617) 444-3285

MILLENNIUM ANNOUNCES PROPOSED OFFERING OF $200 MILLION IN
CONVERTIBLE SENIOR NOTES

Cambridge, Mass., November 9, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced its intention to offer $200 million aggregate principal amount of Convertible Senior Notes due November 15, 2011 pursuant to a registration statement filed with the Securities and Exchange Commission.  Millennium also intends to grant the underwriters an option to purchase up to an additional $30 million aggregate principal amount of Notes, solely to cover over-allotments.  Millennium expects to use the net proceeds from the offering primarily for potential license arrangements and acquisitions, and any balance for general corporate purposes.

Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers for the offering.  A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, by calling (212) 761-6775 or by emailing prospectus@morganstanley.com.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements about the planned offering and the expected use of proceeds.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated in any forward-looking statements made by Millennium, including the factors described in Millennium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which has been filed with the Securities and Exchange Commission.  Millennium disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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